Exhibit 10.19
Global Annual Bonus Plan
1.Purpose. SharkNinja has established the Global Annual Bonus Plan (the “Bonus Plan”), effective for periods beginning on and after January 1, 2023, to provide an effective means to motivate and compensate eligible associates of SharkNinja, Inc., an exempted company with limited liability incorporated in the Cayman Islands (“SharkNinja”) and its Affiliates (together with SharkNinja, the “Company Group”), on an annual basis, based on the achievement of business and individual performance objectives during each fiscal year of SharkNinja. The Bonus Plan is intended to be SharkNinja’s primary vehicle for the granting of bonuses; however, the Company Group may, in certain limited circumstances, grant bonuses outside of this program, in the sole discretion of SharkNinja.
2.Definitions. As used herein, the following definitions shall apply:
(a)“Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.
(b)“Associate” means any employee of the Company Group, whether such individual is so employed at the time the Bonus Plan is adopted or becomes so employed subsequent to the adoption of the Bonus Plan.
(c)“Award” means with respect to any Plan Year, the actual cash bonus (if any) payable to a Participant, subject to the Committee’s authority under Section 6 to modify the amount that otherwise would be payable under the Bonus Structure.
(d)“Board” means the Board of Directors of SharkNinja.
(e)“Bonus Plan” has the meaning set forth in Section 1.
(f)“Bonus Structure” has the meaning set forth in Section 7.
(g)“Code” means the U.S. Internal Revenue Code of 1986, as amended, including any successor law thereto, and the rules, regulations and guidance promulgated thereunder for time to time.
(h)“Committee” means the Compensation Committee of the Board.
(i)“Company” means SharkNinja.

(j)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code or any similar laws or regulations applicable to any Participants.
(k)“Fiscal Year” means the fiscal year of SharkNinja.
(l)“Participant” means any Associate who has been selected by the Committee for participation in the Bonus Plan with respect to any Plan Year and who is not a SIP Participant.
(m)“Plan Year” has the meaning set forth in Section 3.
(n)“Section 409A” means Section 409A of the Code and the regulations and guidance thereunder, as they may be amended or modified from time to time.
(o)“SIP Participant” means any Associate who is eligible to participate in a SharkNinja Sales Incentive Plan (SIP) as determined by the Committee.
3.Plan Year. The plan year for the Bonus Plan is the same as the Fiscal Year, January 1 through December 31 (the “Plan Year”).
4.Bonus Eligibility.
(a)Participants who are actively employed (not having given or received notice to terminate their employment) at the time Awards are paid will be eligible to receive a bonus based on achievement of business and individual objectives under the Bonus Plan; provided that, Participants who are not actively employed at such time may be eligible to receive a bonus pursuant to the exceptions set forth in Section 8(b) and Section 11(b), or to the extent required by local employment laws.
(b)Notwithstanding any contrary provision of the Bonus Plan, a newly hired Participant will be eligible to receive a prorated bonus payment based on the number of calendar days the Participant was actively employed during the Plan Year as follows: (i) the Participant’s Award for such Plan Year shall be equal to the amount of the Award that the Participant would have been entitled to receive for such Plan Year (determined in accordance with Section 6) had the Participant commenced employment as of the first day of the Plan Year, multiplied by a fraction, the numerator of which shall be equal to the total number of calendar days in the Plan Year that the Participant was actively employed by the Company Group during the Plan Year, and the denominator of which shall be equal to the total number of calendar days in such Plan Year; and (ii) such Award shall be paid on the regular payment date for the applicable Plan Year in accordance with Section 8(f); provided, however, Associates hired on or after October 1 of any Plan Year are not eligible to participate in the Bonus Plan with respect to such Plan Year, to the extent permitted by local employment laws.

(c)Associates with demonstrated low performance at the time Awards are paid (for example, based on recent performance rating or those on a performance improvement plan) are not eligible to receive a bonus under the Bonus Plan.
5.Bonus Target. An Associate’s target bonus percentage is predetermined at the time of his or her employment, promotion or by written agreement by and between the Company and the Associate. This amount will be communicated in the offer letter for a new Associate or in a document confirming an existing Associate’s promotion and/or in a written agreement by and between the Company and the Associate, as applicable.
6.Bonus Calculation. An Associate’s target bonus is calculated by multiplying his or her base salary at the end of the Fiscal Year by the Associate’s target bonus percentage. The bonus amount can increase or decrease based on the components in the Bonus Structure as provided below, including the Company’s performance. Notwithstanding any contrary provision of the Bonus Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below the amount that otherwise would be payable under the Bonus Structure, to the extent permitted by local employment laws.
7.Bonus Structure. A Participant shall be eligible to earn his or her target bonus pursuant to the Annual Bonus Design for the applicable Plan Year as determined by the Committee and summarized in Exhibit 1 (the “Bonus Structure”).
8.Administration of the Bonus Plan.
(a)Except as otherwise set forth in the Bonus Plan, only Participants who are actively employed (and have not given or received notice to terminate their employment) at the time Awards are paid will be eligible to receive a bonus under the Bonus Plan, to the extent permitted by local employment laws.
(b)Participants who are on a leave of absence (for example, long-term disability, parental leave, maternity leave, childcare leave, leave paid by social insurance fund or any other preapproved absence of more than 3 weeks) during any Plan Year are eligible for a prorated bonus payment (subject to applicable employment laws) based on the number of calendar days the Participant was actively employed during the Plan Year, as follows: (i) the Participant’s Award for such Plan Year shall be equal to the amount of the Award that the Participant would have been entitled to receive for such Plan Year (determined in accordance with Section 6) had the Participant’s period of leave not occurred during the Plan Year, multiplied by a fraction, the numerator of which shall be equal to the total number of calendar days in the Plan Year that the Participant was actively employed by the Company Group during the Plan Year, and the denominator of which shall be equal to the total number of calendar days in such Plan Year; and (ii) such Award shall be paid on the regular payment date for the applicable Plan Year in accordance with Section 8(f).

(c)Participants who are promoted during the Fiscal Year will have their bonus opportunity calculated based on the target opportunity for each role and the time served in that role. For example, if the original opportunity was 15% of base salary for six months, and their new opportunity is 25% of base salary for the remaining six months, the target opportunity for the Fiscal Year will be 20%.
(d)Payment under the Bonus Plan will be subject to any clawback or recoupment policies that SharkNinja has in effect at the time of payment, to the extent permitted by local employment laws. Unless this Section 8(d) is specifically mentioned and waived in a written agreement between a Participant and a member of the Company Group or other document, no recovery of compensation under a clawback policy will give the Participant the right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with a member of the Company Group.
(e)SharkNinja or any other entity of the Company Group, as applicable, may, at its discretion, provide for the withholding of any federal, state, provincial, territorial, local income tax, social security contributions or any other tax deductions required to be made by law in any jurisdiction applicable to the payment of benefits under the Bonus Plan, and to take such other action as may be necessary to satisfy all obligations for the payment of such taxes in any jurisdiction, and all such determinations shall be final and conclusive. Any taxes, social security contributions or other charges or levies in connection with the payment of benefits under the Bonus Plan shall solely be borne by the respective Participant entitled to such benefit, and each Participant shall indemnify and hold harmless SharkNinja or the respective entity of the Company Group from any such taxes, social security contributions or other charges or levies, including statutory tax declaration and any secondary liability in relation thereto.
(f)Payment of any Award under the Bonus Plan shall be made as soon as practicable after the end of the Plan Year to which the Award relates and after the Award is approved by the Committee, but in no event later than March 15 of the year following the Fiscal Year in which the services relating to such Award were rendered. The resolution of any questions with respect to payments and entitlements pursuant to the provisions of the Bonus Plan shall be determined by the Committee, in its sole discretion, and all such determinations shall be final and conclusive.
9.Compensation Committee Discretion.
(a)The Committee has the full power, authority, and discretion to construe, interpret and administer the Bonus Plan. The Committee may delegate its authority under the Bonus Plan to any appropriate person or persons and such delegates shall have all the powers the Committee would have if it had acted itself. As a condition of eligibility to participate in the Bonus Plan, a Participant must accept that all determinations of the Committee or any of it delegates will be final, conclusive, and binding to the extent permitted by local employment laws.
(b)Eligibility for the amount and type of compensation under the Bonus Plan are solely at the discretion of the Committee and is not guaranteed under any circumstances. The Committee has the sole discretion to award a bonus greater or less than the specified payout amount under the Bonus Plan, to the extent permitted by local employment laws.
(c)The Committee will have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to:
i.    determine which Associates will be granted Awards;
ii.    prescribe the terms and conditions of Awards, and communicate such terms and conditions to Participants as the Committee deems necessary or appropriate;
iii.    interpret the Bonus Plan and the Awards, and correct defects, supply omissions or reconcile inconsistencies therein;
iv.    adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Bonus Plan by Associates who are foreign nationals or employed outside of the United States;
v.    adopt rules for the administration, interpretation and application of the Bonus Plan as are consistent therewith, and interpret, amend or revoke any such rules;
vi.    modify any Award, including reducing or eliminating a Participant’s Award to the extent permitted by local employment laws;
vii.    collect, use, disclose and otherwise process personal information of Associates for the purpose of determining which Associates will be granted Awards, and otherwise as necessary for the administration and application of the Bonus Plan, in accordance with and to the extent permitted by local privacy and data protection laws;
viii.    engage attorneys, consultants, accountants, and other persons in connection with the administration of the Bonus Plan; and
ix.    make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Bonus Plan.
10.Entire Agreement. The Bonus Plan replaces and supersedes any and all other contracts, agreements, documents, promises, commitments, etc. made by the Company prior to the date issued that may have been communicated to the Associate related to any bonus (including the structure and the payment timing and method), to the extent permitted by local employment laws.

11.Separation of Service Provisions.
(a)Except as otherwise set forth in the Bonus Plan, an eligible Associate must be actively employed (and have not given or received notice to terminate their employment) at the time Awards are paid in order to be eligible to receive a bonus under the Bonus Plan, where permitted by local employment law.
(b)In the event of a Participant’s termination of employment or service due to the Participant’s death or Disability (or a Participant having given or received notice to terminate their employment or service due to Disability), the Participant (or their estate, as applicable) are eligible to receive a prorated bonus payment based on the number of calendar days the Participant was actively employed during the Plan Year, as follows: (i) the Participant’s Award for such Plan Year shall be equal to the amount of the Award that the Participant would have been entitled to receive for such Plan Year (determined in accordance with Section 6) had the Participant’s termination of employment not occurred during the Plan Year, multiplied by a fraction, the numerator of which shall be equal to the total number of calendar days in the Plan Year that the Participant was actively employed by the Company Group during the Plan Year, and the denominator of which shall be equal to the total number of calendar days in such Plan Year; and (ii) such Award shall be paid on the regular payment date for the applicable Plan Year in accordance with Section 8(f).
(c)If a Participant’s employment is terminated (or the Participant has given or received notice to terminate their employment) for any reason other than due to death or Disability, including voluntary and involuntary termination, prior to the payment of Awards for any given Fiscal Year, the Participant shall not be eligible to receive a bonus under the Bonus Plan, to the extent permitted by local employment laws.
12.Amendment and Termination. The Committee reserves the right at any time and for any reason to amend, revise, change, or terminate any provision contained in the Bonus Plan or to terminate the Bonus Plan itself in its sole discretion and without the consent of any Participant.
13.Employment Rights. Nothing in the Bonus Plan nor the payment of any bonus granted under the Bonus Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company (or any subsidiary of the Company) or limit in any way the right of the Company to terminate a Participant’s employment or other relationship, at any time, where permitted by local employment law. Employment with the Company and its Affiliates is on an at-will basis only, when applicable. The value of a Participant’s bonus will not be taken into account in determining any pension or similar entitlements of the Participant, to the extent permitted by local employment laws. The bonus shall not be relevant for the purposes of calculating indirect and/or deferred remuneration (none excluded) that the Associate might entitled to (including but not limited to payment in lieu of notice, severance indemnity of any kind, indemnity for unused holidays, statutory holiday pay, additional monthly payment of the salary thirteenth and fourteenth monthly payments and so on) and in any case the bonus already includes any accruals for said purposes. If the Participant ceases to be employed by the Company (or any subsidiary of the Company) for any reason (including as a result of a repudiatory breach of contract by the Participant’s employer, the Company or any subsidiary of the Company) the Participant shall be deemed irrevocably to have waived any entitlement, by way of compensation for loss of employment, breach of contract or otherwise to any sum or other benefit (unless provided for in the Bonus Plan or award agreement) to compensate the Participant for any rights or prospective rights under the Bonus Plan. This exclusion applies equally (and without limitation) to any loss arising from the way in which discretion is (or is not) exercised under the Bonus Plan even if the exercise (or non-exercise) of such discretion is, or appears to be, irrational or perverse or breaches, or is claimed to breach, any implied term of the Bonus Plan or any other contract between the Participant and their employer.
14.Plan Funding. The Bonus Plan is unfunded. To the extent that any Participant or any other person acquires a right to receive payments or distribution under the Bonus Plan, such right shall be no greater than the right of a general unsecured creditor of the Company. All payments and distributions to be made hereunder shall be paid from the general assets of the Company. Nothing contained in the Bonus Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or any other person.
15.Section 409A. It is intended that all bonuses payable under the Bonus Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, each Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
16.Participation. No individual shall have the right to be selected to receive an Award under the Bonus Plan, or, having been so selected, to be selected to receive a future Award.
17.Successors. All obligations of the Company and any Affiliate under the Bonus Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, sale, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.
18.Nontransferability of Awards. No Award granted under the Bonus Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or trust, by the laws of descent and distribution. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant.
19.Governing Law and Venue. The Bonus Plan and all award agreements or other documents evidencing Awards under the Bonus Plan shall be construed in accordance with and governed by the laws of the State of Delaware, excluding its conflicts of laws provisions. For purposes of litigating any dispute that arises directly or indirectly from the relationship between any Participant and any member of the Company Group pursuant to the Bonus Plan, such Participant and member of the Company Group, as applicable, shall be subject to the jurisdiction of the federal or state courts located within the State of Massachusetts and such litigation shall be conducted only in such courts, and no other courts; provided this governing law and venue provision shall not abrogate any statutory rights and enforcement mechanisms to which a Participant may be entitled and cannot waive under local legislation.
20.Severability. In the event any provision of the Bonus Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Bonus Plan, and the Bonus Plan will be construed and enforced as if the illegal or invalid provision had not been included.

Exhibit 1
Annual Bonus Design